UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 9, 2020

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

31 East 62nd Street New York, New York (Address of principal executive offices)	10065 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, $.0001 par value	SIGA	The Nasdaq Global Market

Item 1.02 Termination of a Material Definitive Agreement.

On March 9, 2020, SIGA Technologies, Inc. (the “Company”) gave notice to terminate the Loan and Security Agreement (as amended from time to time, the “Loan Agreement”), dated September 2, 2016, by and among the Company, OCM Strategic Credit SIGTEC Holdings, LLC (the “Lender”), Cortland Capital Market Services LLC, in its capacity as administrative agent and collateral agent, OCM Strategic Credit SIGTEC Holdings, LLC, as sole lead arranger, and each of the other persons who are or thereafter become parties to the Loan Agreement as guarantors, and to voluntarily prepay the term loan facility (the “Term Loan”).

The prepayment in an approximate aggregate amount of $87.2 million will be made from restricted cash, including $80.0 million in respect of outstanding principal, $4.0 million that is payable upon the repayment of the Loan Agreement, approximately $1.2 million of accrued interest, and a prepayment premium amount of approximately $2.0 million.  The prepayment will be made upon the Company and the Lender agreeing to and entering into customary mutual releases reflecting that all of the obligations under the Loan Agreement have been released, discharged and satisfied in full, which is expected to be upon or shortly after the expiration of a three business day notice period.  Upon such prepayment and release, the Loan Agreement will be terminated.

For a description of the terms of the Loan Agreement, please see the Company’s Annual Report on Form 10-K filed on March 5, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

	By:	/s/ Daniel J. Luckshire
	Name:	Daniel J. Luckshire
	Title:	Chief Financial Officer

Date: March 10, 2020